                    [LETTERHEAD OF APPLEBY, SPURLING & KEMPE]



                                                            Your Ref:

                                                            Our Ref: ASM/rt


                                                           17 June, 1997




Globalstar Telecommunications
  Limited
Cedar House
41 Cedar Avenue
Hamilton HM 12
BERMUDA

Ladies and Gentlemen:

         Re: Form S-8 Registration Statement

         We have acted as Bermuda legal advisers to Globalstar Telecommunications Limited, a Bermuda company (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about 17 June, 1997 in connection with the registration under the Securities Act of 1933, as amended, by the Company of 1,250,000 Common Shares of par value $1.00 each to be sold in accordance with the terms of the Company's 1994 Stock Option Plan (the "Share Plan").

         We have examined such documents, certificates and records and have made such investigations as we have deemed necessary or appropriate in order to give the opinion herein expressed.

         In rendering this opinion, we do not express any opinion as to the laws of any jurisdiction other than the laws of Bermuda.

         In our opinion, the Company has duly authorised the issuance of the Common Shares to be sold by the Company pursuant to the Share Plan and, when issued and paid for in accordance with the terms of the Share Plan, will be fully paid and not subject to any further calls.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                Yours faithfully,

                                                APPLEBY, SPURLING & KEMPE

                                                /s/ Appleby, Spurling & Kempe